Exhibit 11.1

                 MONACO FINANCE, INC. AND SUBSIDIARIES
            Computation of Earnings (Loss) Per Common Share



                                                      Periods Ended September 30,
                                           -------------------------------------------------
                                               Three Months                Nine Months
                                           ----------------------    -----------------------
                                             1999          1998         1999         1998
                                           ---------    ---------    ---------    ----------
Net Loss Applicable to Common Shareholders
  Net loss                                   $(1,592)     $(3,204)     $(7,883)      $(4,538)
  Earnings applicable to preferred
   shareholders                                  111           94          332           280
                                           ---------    ---------    ---------    ----------
  Net loss applicable to common
   shareholders                              $(1,703)     $(3,298)     $(8,215)      $(4,818)
                                           =========    =========    =========    ==========


Average Common Shares Outstanding (c)
  Weighted average common shares
   outstanding - basic                     2,809,301    2,337,485    2,809,301     1,991,903
  Shares issuable from assumed
   exercise of stock options (a)              (b)           (b)           (b)          (b)
  Shares issuable from assumed
   exercise of stock warrants (a)             (b)           (b)           (b)          (b)
  Shares issuable from assumed
    conversion of 7% subordinated debt        n/a           n/a           n/a          (b)
  Shares issuable from assumed
    conversion of senior subordinated
    note                                      n/a           n/a           n/a          (b)
                                           ---------    ---------    ---------    ---------
  Weighted average common shares
    outstanding - assuming dilution        2,809,301    2,337,485    2,809,301    1,991,903
                                           =========    =========    =========    =========



Earnings (Loss) Per Common Share - Basic
  and Assuming Dilution
  (Loss) per common share - basic and
    assuming dilution                       $   (.60)    $  (1.41)    $  (2.92)    $  (2.43)
                                           =========    =========    =========    =========



Notes:
 (a) Dilutive potential common shares are calculated using the treasury stock method.
 (b) The computation of earnings per common share assuming dilution excludes dilutive potential common shares that have an anti-dilutive effect on earnings per share.
 (c) All share related information has been adjusted to give effect to a 1-for-5 reverse split which was effective November 23, 1998.